Exhibit 4.14

SCHEDULE “E”

To the Treasury & Reservation Order of Vannessa Ventures Ltd. Dated May 15, 2007

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE SEPTEMBER 16, 2007.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL SEPTEMBER 16, 2007

VANNESSA VENTURES LTD.

(Organized under the laws of British Columbia)

Cdn. $3,000,000

Unsecured 8% Convertible Note due May 15, 2009

For value received, VANNESSA VENTURES LTD. (the “Corporation”), of Suite 220, 1010-1st Street S.W., Calgary, Alberta T2R 1K4, hereby acknowledges itself indebted to and promises to pay to Auro Investments Pty Ltd. of Level 5 Citibank House, 37 St. George’s Terrace, Perth, WA, 6000 Australia (the “Holder”) on May 15, 2009 or on such earlier date as the principal hereof becomes payable in accordance with the provisions of this Note, the principal sum of $3,000,000 in lawful money of Canada on the presentation and surrender of this Note at the principal office of the Corporation in the City of Calgary (unless this Note shall have been previously redeemed or converted in accordance with the terms and conditions attached hereto as Schedule “A” and forming part hereof (the “Terms and Conditions”)) and to pay interest on such principal amount at a rate of 8 per cent per annum (8%) (after as well as before each of maturity, default and judgment) as provided in the Terms and Conditions.  The Terms and Conditions are hereby incorporated by reference herein.

This Note is convertible, at the option of the Holder, into Units (as defined in the Terms and Conditions), and is redeemable in certain circumstances at the option of the corporation, upon and subject to the provisions and conditions contained in the said Terms and Conditions.  The Schedule and the Exhibits attached hereto are incorporated in this Note by reference and are deemed to be an integral part hereof.

IN WITNESS WHEREOF the Corporation has caused this Note to be executed by its duly authorized officer as of the 15th day of May, 2007.

VANNESSA VENTURES LTD.

Per: ________________________